Exhibit 10.26

ADVANCED ENERGY INDUSTRIES, INC.

______ LONG TERM INCENTIVE PLAN

2017 OMNIBUS INCENTIVE PLAN

LTI PERFORMANCE STOCK UNIT AGREEMENT

Advanced Energy Industries, Inc., a Delaware corporation (the “Company”), hereby awards performance stock units (“PSUs”) relating to shares of its common stock, $0.001 par value (the “Stock”), to you in the amounts outlined in the attached Notice of Award of Performance Stock Units (the “Notice of Award”).  The terms and conditions of the award are set forth in this Agreement, the _____ Long-Term Incentive Plan (“LTI Plan”) and the Advanced Energy Industries, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”).  Capitalized terms used but not defined in this Agreement have the meanings given to them in the LTI Plan and 2017 Plan.

Attachment

This is not a stock certificate or a negotiable instrument.

Stock Unit Transferability

This is an award of performance stock units in the number identified in the Notice of Award, subject to the vesting conditions described below (“PSUs”).  Your PSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may your PSUs be made subject to execution, attachment or similar process.

Vesting

This is a performance-based award of PSUs that may result in shares of the Company’s common stock being granted and vested if the Company’s meets or exceeds the performance metrics outlined in the LTI Plan.  Please note that the Company may settle all or a portion of the shares underlying the PSUs by the payment of cash, or a combination of cash and shares, as outlined in the LTI Plan.

Your PSUs only vest as set forth in the LTI Plan; provided, that, you remain in Service on the relevant vesting dates if allowed under the LTI Plan.  If your Service terminates for any reason, you will forfeit any PSUs in which you have not yet become vested.

Notwithstanding anything in this Agreement to the contrary, your PSUs shall not vest unless and until you confirm that you are not obliged to make any Hart-Scott-Rodino filings in connection with the vesting of your award of PSUs.

Delivery of Stock Pursuant to Vesting of PSUs

A certificate for the shares of Stock represented by your PSUs typically shall be delivered to you upon vesting, unless the Administrator (in its sole discretion) allows you to elect to defer delivery of such Stock and you make such election in a timely manner.  If your Service terminates for Cause, you shall forfeit of all of your PSUs.

Notwithstanding the preceding paragraph:

If you are a “key employee” within the meaning of Section 409A of the Code and shares would otherwise be delivered to you on account of your separation from Service, then such shares shall not be delivered to you until six months after your separation from Service; and

If the shares relating to the vested PSUs would otherwise be delivered during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of the shares related to the vested PSUs may be delayed until no earlier than the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading plan restriction; provided, however, that the delivery of the shares related to vested PSUs will be made within 2 ½ months after the end of taxable year in which the PSUs vest or such other time as is required to comply with the requirements of Section 409A of the Internal Revenue Code.

Deferral of Delivery of Stock

The American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code.  Section 409A of the Internal Revenue Code provides that deferred compensation that is not structured to satisfy Section 409A may result in accelerated federal income taxation, a 20% penalty tax applied in addition to federal income tax otherwise owed and, potentially, interest for any underpayment of tax at the ordinary underpayment rate plus one percentage point.  PSUs that allow for deferral of delivery of stock following vesting are likely to be impacted.  For this reason, unless you have received written notice otherwise, the Administrator does not intend to allow for such deferral.

Withholding Taxes

You agree, as a condition of this award, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in PSUs or your acquisition of Stock under this award.  In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the delivery of shares under your PSUs, the

Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the PSUs awarded pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Corporate Transaction

Notwithstanding the vesting schedule set forth in the LTI Plan, upon the consummation of a Corporate Transaction, the PSUs will become 100% vested if it is not assumed, or equivalent PSUs are not substituted for the PSUs, by the Company or its successor.  Vesting may also occur pursuant to the terms of a separate authorized agreement.

Employment Rights

This Agreement does not confer on you any right with respect to continuance of employment or other service with the Company or of its affiliates, nor will it interfere in any way with any right the Company or its affiliates would otherwise have to terminate or modify the terms of your employment or other service at any time.

You acknowledge and understand that this award of PSUs and any future PSUs awarded under the LTI Plan and 2017 Plan are wholly discretionary in nature and are not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, redundancy or similar pay, other than to the extent required by local law.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the PSUs, unless and until the Stock relating to the PSUs has been delivered to you.
Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of PSUs covered by this award will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the LTI Plan and 2017 Plan.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Colorado, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the LTI Plan and 2017 Plan in electronic form.  By accepting this award, you agree that the Company may deliver the 2017 Plan prospectus and the Company’s annual report to you in an electronic format.  If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies.  Please contact the Stock Plan Administrator to request paper copies of these documents.
Consent to Process Personal Data

You acknowledge that to perform its requirements under the LTI Plan and 2017 Plan, the Company and its affiliates may process sensitive personal data about you.  Such data include but are not limited to the information provided in the Notice of Award and any changes thereto and other appropriate personal and financial data about you.  You hereby give explicit consent to the Company to process any such personal data and/or sensitive personal data. You also hereby give explicit consent to the Company to transfer any such personal data and/or sensitive personal data outside the country in which you are employed, and to the United States. The legal persons for whom such personal data are intended are Advanced Energy Industries, Inc. and E*TRADE.  You have been informed of your right of access and correction to your personal data by applying to Advanced Energy’s stock plan administrator.

The Plan

The text of the LTI Plan and the 2017 Plan is incorporated in this Agreement by reference.  This Agreement, LTI Plan and the 2017 Plan constitute the entire understanding between you and the Company regarding this award of PSUs.  Any prior agreements, commitments or negotiations concerning this award are superseded.  The LTI Plan and the 2017 Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the LTI Plan and 2017 Plan.

You understand that the Company has reserved the right to amend or terminate the LTI Plan and the 2017 Plan at any time, and that the award of a PSU under the LTI Plan and 2017 Plan at one time does not in any way obligate the Company or its affiliates to award additional PSUs in any future year or in any given amount.

The following shall apply with respect to the vesting of a PSU if, on the date of such vesting, you are a resident in a country where stock is not offered (please contact Human Resources for a list of such countries):

Delivery of Stock Pursuant to Vesting of PSUs

Upon the vesting of this PSU, you shall authorize the Company to direct the broker to immediately sell any and all shares of Stock that otherwise would have been delivered net of applicable withholding taxes and acquisition consideration due to the Company.  This Agreement shall serve as your express authorization to immediately sell any and all shares of Stock to be acquired upon the vesting of this PSU.  As soon as reasonably practical, you shall be entitled to payment of the proceeds resulting from such sale, net of the applicable tax withholding and acquisition consideration (if any) due to the Company.

Withholding Taxes	You agree, as a condition of this award, that the Company shall have the right to either (1) cause an immediate forfeiture of a number of shares of Stock subject to the PSUs awarded pursuant to this Agreement, or (2) take such other action, so as to satisfy and pay an amount equal to the withholding or other taxes due to the Company.

By accepting this Agreement, you agree to all of the terms and conditions described above and in the LTI Plan and the 2017 Plan.